Exhibit 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as the “Agreement”) is entered into by and between Paul Fletcher, an individual (hereinafter referred to as “Executive”), and Presidio, Inc., a Delaware corporation (hereinafter referred to as the “Company”), as successor to Integrated Solutions LLC, a Delaware Corporation, as of September 30, 2010.

BACKGROUND

Executive is a current employee of the Company, and Executive does not have a current Employment Agreement. It is the express intention of the Company and Executive that this Agreement reflect the terms of Executive’s employment.

AGREEMENT

1. Employment by the Company and Duration.

(a) Full Time and Best Efforts. Subject to the terms set forth herein, the Company hereby employs Executive to provide management services for the Company as Chief Financial Officer for the Company, and Executive hereby accepts such employment. During the Executive’s employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the performance of his duties hereunder, except for vacation periods as set forth herein and reasonable absences due to injury or illness if permitted by the employment policies and practices of the Company applicable generally to executive-level employees of the Company as in effect from time to time (collectively, the “General Policies”) or participating in normal civic, charitable or religious activities.

(b) Duties. Executive shall serve as Chief Financial Officer of the Company and shall perform such duties as generally required of persons in the positions of Chief Financial Officer as well as such other reasonable duties required by the Chief Executive Officer of the Company. Executive shall report directly to the Chief Executive Officer. Subject to the oversight of the Chief Executive Officer, Executive shall have overall financial management responsibility for the Company’s operations and its acquisitions.

(c) Term of Employment. The term of Executive’s employment hereunder shall commence on September 30, 2010 (the “Effective Date”), and shall continue for eighteen (18) months from the Effective Date, and such period shall be automatically extended for successive eighteen month periods upon each monthly anniversary of the Effective Date, thus retaining an on-going eighteen month term for this Agreement (as so extended from time to time, the “Term”), unless Executive’s employment is terminated in accordance with the provisions of this Agreement. The Executive and the Company understand that the Executive may resign, or the Company may terminate the Term and Executive’s employment with the Company, at will at any time for any reason, subject to Section 3 below.

(d) Locations of Performance. Executive shall carry out his responsibilities as Chief Financial Officer in the vicinity of Greenbelt Maryland. Executive’s responsibility will require frequent travel in accordance with the legitimate business needs of the Company.

2. Compensation Benefits.

(a) Salary. Commencing on September 30, 2010, Executive shall receive annual base compensation (“Base Salary”) of $400,000.00. All other increases in Base Salary shall be made in the sole discretion of the Chief Executive Officer and the Compensation Committee of the Board. All payments of Base Salary shall be made at the times required by the General Policies.

(b) Bonus. Executive shall be eligible to receive an annual bonus at the end of each fiscal year equal to at least 50% of the Employee’s then existing base salary (“Target Bonus”) if the Company meets objectives determined by the Chief Executive Officer and/or the Compensation Committee of the Board in their discretion (after consultation with the Executive). Executive’s annual bonus shall be paid by the Company at the same time the annual bonus is paid to other executive officers; provided that such bonus shall be paid no later than October 15 of the calendar year in which such fiscal year ends. Such objectives shall be determined by the Chief Executive Officer and/or the Compensation Committee of the Board on the earlier of (i) July 31 of such fiscal year or (ii) the date on which the Company’s budget for such fiscal year is approved by the Board.

(c) Fringe Benefits; Participation in Benefit Plans; Vacation. During the Executive’s employment with the Company, and otherwise in accordance with Section 3 of this Agreement, Executive shall be entitled to the benefits of such group medical, disability and term life insurance and participate in such benefit plans and programs made available by the Company to executive-level employees generally (collectively, the “Plans”). Executive shall be entitled to three (3) weeks paid vacation each calendar year during Executive’s employment.

(d) Withholding. The Company may withhold from the Executive’s compensation all applicable amounts required by law.

(e) Relocation. The Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive in connection with any relocation (including airfare, moving and temporary living expenses and mortgage expenses not to exceed three points) in accordance with the General Policies in the event the Company requires Executive to relocate his permanent residence from one Permanent Location to any other Permanent Location.

(f) Reasonable Business Expenses. Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder in accordance with the Company’s General Policies.

3. Termination of Employment. The date on which Executive’s employment hereunder terminates, under any of the following circumstances, shall be defined herein as the “Termination Date.” Unless otherwise provided below, the Termination Date shall be ten (10) days following the date upon which notice of termination is given (or in the case of a termination by reason of Executive’s death, the date of Executive’s death).

(a) Termination Without Cause; Termination upon a Fundamental Change.

(i) Termination Without Cause. In the event Executive’s employment with the Company is terminated by the Company without Cause (as defined in Section 3(b) below), Executive shall be entitled to receive (i) any Base Salary, unpaid expense reimbursements and accrued benefits under the Plans through the Termination Date, (ii) Executive’s then existing Base Salary for a period of eighteen (18) months following termination of employment to be paid semi-annually in advance with payment of the first installment made within 10 days following termination of employment and future payments on each semi-annual anniversary of termination (iii) the continuation of company paid medical, dental and disability benefits provided under the Plans for a period of six (6) months in the form of Company paid premiums allocable to such coverage on a monthly basis, with additional monthly cash payments to Executive to the extent the coverage is taxable to Executive in an amount sufficient to cover any taxes on the premiums and such additional cash payments, provided, however, that in the event that under the terms of the Plans the Executive cannot continue to participate during such six-month term, the

Company will coordinate in good faith with the Executive to provide through COBRA, acquisition of alternative individual policies or otherwise substantially equivalent coverage for the Executive on a similar cost basis to the Company and (iv) a bonus in an amount equal to one (1) times the Bonus from the prior year, provided however, that such bonus shall be paid pro-rata on a monthly basis during the twelve (12) months following the termination of employment.

(ii) Termination upon Fundamental Changes. In the event that Executive voluntarily terminates his employment with the Company within sixty (60) days following the occurrence of a Fundamental Change (as defined below), Executive shall be entitled to receive (i) any Base Salary, unpaid expense reimbursements and accrued benefits under the Plans through the Termination Date, (ii) Executive’s then existing Base Salary for a period of eighteen (18) months following termination of employment to be paid semi-annually in advance with payment of the first installment made within 10 days following termination of employment and future payments on each semi-annual anniversary of termination, (iii) the continuation of Company paid medical, dental and disability benefits provided under the Plans for a period of six (6) months in the form of Company paid premiums allocable to such coverage on a monthly basis, with additional monthly cash payments to Executive to the extent the coverage is taxable to Executive in an amount sufficient to cover any taxes on the premiums and such additional cash payments, provided, however, that in the event that under the terms of the Plans the Executive cannot continue to participate during such six month term, the Company will coordinate in good faith with the Executive to provide through COBRA, acquisition of alternative individual policies or otherwise substantially equivalent coverage for the Executive on a similar cost basis to the Company and (iv) a bonus in an amount equal to one (1) times the Target Bonus; provided however, that such bonus shall be paid pro-rata on a monthly basis during the twelve (12) months following the termination of employment. Executive shall provide the Company ten (10) days’ written notice prior to any such termination, and the Company shall have a reasonable period of time not to exceed thirty (30) days to cure such Fundamental Change. “Fundamental Change” shall be defined as (a) any material diminution in the Executive’s duties, authority and/or responsibility without his prior written consent; or (b) any material breach by the Company of any material obligation under this Agreement.

(b) Termination for Cause. In the event that Executive’s employment with the Company is terminated by the Company for Cause, Executive shall be entitled to receive any Base Salary, unpaid expense reimbursements and accrued benefits under the Plans through the Termination Date. For purposes of this Agreement, “Cause” means the occurrence or existence of any of the following with respect to Executive, as determined in good faith by the Board: (a) any act of material dishonesty or material misappropriation, embezzlement, intentional fraud or similar conduct involving the Company; (b) the conviction or the plea of nolo contendere, guilty or the equivalent with respect to a felony charge involving moral turpitude; (c) any intentional damage of a material nature to any property of the Company; (d) conduct by Executive which constitutes gross misconduct or gross negligence in serving in his capacity as an employee of the Company; (e) any material failure by Executive to follow the lawful written Board actions which had been communicated to Executive or to perform his job responsibilities and duties to the Company; or (f) any material breach by Executive of any material obligation under this Agreement or fiduciary duties to the Company (provided, however, that the Company shall provide Executive written notice of such breach of this Agreement or failure to follow lawful written Board Action).

(c) Termination Upon Disability. In the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, for more than 180 days, whether or not consecutive, within any twelve (12) month period (“Disability”), and Executive’s employment is terminated by the Company or Executive as a result, Executive shall be entitled to receive (i) any Base Salary, unpaid expense reimbursements and accrued benefits under the Plans through the Termination Date, (ii) Executive’s then existing Base Salary for a period of one year following termination of employment to be paid in advance within 10 days following termination of employment, (iii) the continuation of company paid medical, dental, disability and life insurance benefits provided under the Plans for a period of one year in the form of Company paid premiums allocable to such coverage on a monthly basis, with additional monthly cash payments to Executive to the extent the coverage is taxable to Executive in an amount sufficient to cover any taxes on the premiums and such additional cash payments, provided, however, that in the event that under the terms of the Plans the Executive cannot continue to participate during such one year term, the Company will coordinate in good faith with the Executive to provide through COBRA, acquisition of alternative individual policies or otherwise substantially equivalent coverage for the Executive on a similar cost basis to the Company and (iv) a bonus in an amount equal to the actual bonus paid in the year prior to the termination of employment; provided however, that such bonus shall be paid pro-rata on a monthly basis during the twelve (12) months following the termination of employment.

(d) Termination Upon Death. In the event of the death of the Executive during his employment with the Company under this Agreement, the Executive’s estate shall be entitled to receive (i) any Base Salary, unpaid expense reimbursements and accrued benefits under the Plans through the Termination Date, (ii) Executive’s then existing Base Salary for a period of one year following termination of employment to be paid in advance within 10 days following termination of employment, (iii) the continuation of company paid medical, dental and disability benefits provided under the Plans for Executive’s beneficiaries covered at the time of the death of Executive for a period of one year in the form of Company paid premiums allocable to such coverage on a monthly basis, with additional monthly cash payments to Executive’s beneficiaries to the extent the coverage is taxable to such beneficiaries in an amount sufficient to cover any taxes on the premiums and such additional cash payments, provided, however, that in the event that under the terms of the Plans Executive’s beneficiaries cannot continue to participate during such one-year term, the Company will coordinate in good faith with the beneficiaries to provide through COBRA, acquisition of alternative individual policies or otherwise substantially equivalent coverage for the beneficiaries on a similar cost basis to the Company, and (iv) a bonus in an amount equal to the actual bonus paid in the year prior to the termination of employment, provided however, that such bonus shall be paid pro-rata on a monthly basis during the twelve (12) months following the termination of employment.

4. Executive’s Representations and Warranties.

(a) Executive represents and warrants that Executive is not a party to any other employment agreement, noncompetition agreement or other agreement which restriction could interfere with Executive’s employment with the Company or Executive’s or the Company’s rights and obligations hereunder and that Executive’s continued employment with the Company and the performance of Executive’s duties hereunder will not breach the provisions of any contract, agreement or understanding to which Executive is party or any duty owed by Executive to any other person.

5. Miscellaneous.

(a) Successors and Assigns. The provisions hereof shall be binding upon and inure to the benefit of the Company’s successors and assigns.

(b) Entire Agreement Amendments. This Agreement, the Vesting Agreement between Executive and the Company, as amended from time to time, the Noncompetition and Nonsolicitation Agreement, between the Executive and the Company, as amended from time to time, and the agreements between the Executive and the Company with respect to the equity or rights to equity held by Executive in the Company constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes in their entirety all other or prior agreements, whether oral or written, with respect thereto. The respective rights and obligations of the Company and Executive may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of the Company and by the Executive.

(c) Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by electronic mail (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company, addressed to:

[    ]

If to Executive:

Paul Fletcher

[    ]

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by electronic mail, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

(d) Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

(e) Consent to Jurisdiction.

(i) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE DISTRICT COURT FOR THE STATE OF DELAWARE, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT.

(ii) EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 5(E) OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(iii) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 5(C) OF THIS AGREEMENT.

(f) Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other party hereto and to enforce specifically such terms and provisions of this Agreement, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other party is entitled to at law or in equity.

(g) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE RELATED AGREEMENTS, DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(h) Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts: Facsimile.

(i) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(ii) The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(iii) The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(iv) This Agreement may be executed by the parties in separate counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(v) Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by electronic transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first written above.

INTEGRATED SOLUTIONS LLC		EXECUTIVE:

By:	/s/ Joel Schleicher	/s/ Paul Fletcher
	Joel Schleicher	Paul Fletcher